DECLARATION OF TRUST

                                     OF

                          BLACKROCK MQE INVESTORS

                              October 30, 1996



                                  INDEX

                          DECLARATION OF TRUST
                                   OF
                         BLACKROCK MQE INVESTORS

                                                                    Page

                                ARTICLE I

               NAME, INVESTMENT OBJECTIVE AND DEFINITIONS

Section 1.1  Name, Principal Office and Registered Agent..........  1
Section 1.2  Investment Objective.................................  2
Section 1.3  Definitions..........................................  2

                                 ARTICLE II

                                  TRUSTEES

Section 2.1  Number of Trustees...................................  5
Section 2.2  Election and Term of Office of Trustees..............  6
Section 2.3  Vacancies among Trustees.............................  7
Section 2.4  Effect of Vacancies..................................  8
Section 2.5  Committees...........................................  8
Section 2.6  Delegation of Power..................................  9
Section 2.7  Meetings.............................................  9
Section 2.8  Officers............................................. 10

                                ARTICLE III

                             POWERS OF TRUSTEES

Section 3.1  General.............................................. 10
Section 3.2  Investments.......................................... 10
Section 3.3  Legal Title.......................................... 13
Section 3.4  Duties and Obligations of the
                      Manager..................................... 14
Section 3.5  Portfolio Transactions and Brokerage................. 16
Section 3.6  Contracts with Service Providers..................... 16
Section 3.7  Issuance and Purchase of Securities.................. 17
Section 3.8  Collection and Payment............................... 17
Section 3.9  Expenses............................................. 17
Section 3.10 Manner of Acting; By-Laws............................ 18
Section 3.11 Miscellaneous Powers................................. 18
Section 3.12 Interested Transactions.............................. 19

                                 ARTICLE IV

                    LIMITATIONS OF LIABILITY OF HOLDERS,
                   PREFERRED HOLDERS, TRUSTEES AND OTHERS

Section 4.1  No Personal Liability of Holders, Preferred
                Holders, Trustees, etc............................ 20
Section 4.2  Mandatory Indemnification............................ 21
Section 4.3  No Bond Required of Trustees......................... 23
Section 4.4  No Duty of Investigation; Notice in
                      Trust Instruments, etc....................... 23
Section 4.5  Reliance on Experts, etc.............................. 23

                                 ARTICLE V

                        UNITS OF BENEFICIAL INTEREST

Section 5.1  Beneficial Interest................................... 24
Section 5.2  Rights of Holders and Preferred Holders............... 24
Section 5.3  Trust Only............................................ 25
Section 5.4  Issuance of Units and Preferred Units................. 25
Section 5.5  Capital Calls......................................... 25
Section 5.6  Register of Units and Preferred Units................. 25
Section 5.7  Transfer of Units..................................... 26
Section 5.8  Notices............................................... 27
Section 5.9  Distribution.......................................... 27

                                 ARTICLE VI

                      DETERMINATION OF NET ASSET VALUE

Section 6.1  Net Asset Value....................................... 27

                                ARTICLE VII

                        CAPITAL ACCOUNTS OF HOLDERS
                           AND OPERATION THEREOF
Section 7.1  Capital Accounts; Division of Net
                      Income and Net Loss.......................... 28
Section 7.2  Manager Deficit Make-up............................... 29
Section 7.3  Allocation of Net Income from Operations.............. 29
Section 7.4  Allocation of Net Loss................................ 29
Section 7.5  Tax Allocations....................................... 30
Section 7.6  Allocation to Manager................................. 30
Section 7.7  Assignment During Fiscal Year......................... 30
Section 7.8  Qualified Income Offset............................... 30
Section 7.9  Book-Ups.............................................. 31
Section 7.10 Taxation as Partnership............................... 32
Section 7.11 Election to be Treated as Partnership................. 32
Section 7.12 Tax Matters Partner................................... 32
Section 7.13 Right to Make Section 754 Election.................... 33
Section 7.14 Special Tax Allocations............................... 33
Section 7.15 No Deficit Makeup..................................... 35
Section 7.16 Certain Definitions................................... 35

                                ARTICLE VIII

                       LIMITED EXISTENCE; TERMINATION
                     OF TRUST; AMENDMENT; MERGERS, ETC.

Section 8.1  Limited Existence................................... 36
Section 8.2  Termination of Trust................................ 36
Section 8.3  Amendment Procedure................................. 37
Section 8.4  Merger, Consolidation and Sale of Assets............ 39

                                 ARTICLE IX

                                  HOLDERS

Section 9.1  Meetings of Holders and Preferred Holders........... 39
Section 9.2  Voting.............................................. 40
Section 9.3  Notice of Meeting and Record Date................... 40
Section 9.4  Quorum and Required Vote............................ 40
Section 9.5  Proxies, etc........................................ 41
Section 9.6  Reports............................................. 42
Section 9.7  Holder and Preferred Holder Action
                      by Written Consent......................... 42


                                 ARTICLE X

                               MISCELLANEOUS

Section 10.1  Filing............................................. 42
Section 10.2  Governing Law...................................... 43
Section 10.3  Counterparts....................................... 43
Section 10.4  Reliance by Third Parties.......................... 43
Section 10.5  Provisions in Conflict with Law
                      or Regulations............................. 43
Section 10.6  Use of the Name "BlackRock"........................ 44




                            DECLARATION OF TRUST

                                     OF

                          BLACKROCK MQE INVESTORS

                              October 30, 1996


               DECLARATION OF TRUST made as of October 30, 1996, by the undersigned (together with all other persons from time to time duly elected, qualified and serving as Trustees in accordance with the provisions of Article II hereof, the "Trustees"), and by the holders of units of beneficial interest to be issued hereunder as hereinafter provided;

               WHEREAS, the Trustees desire to establish a business trust under the laws of the State of Delaware for the investment of funds contributed thereto; and

               WHEREAS, the Trustees desire that the beneficial interest in the trust assets be divided into transferable units of beneficial interest, as hereinafter provided; and

               WHEREAS, the Trustees desire that Trust created and operated hereby be treated as a partnership for United States federal income tax purposes;

               NOW, THEREFORE, the Trustees hereby declare that all money and property contributed to the trust established hereunder shall be held and managed in trust for the benefit of holders, from time to time, of the units of beneficial interest issued hereunder and subject to the provisions hereof.

                                ARTICLE I

               NAME, INVESTMENT OBJECTIVE AND DEFINITIONS

               Section 1.1 Name, Principal Office and Registered Agent. The name of the trust created hereby is the "BlackRock MQE Investors" (the "Trust").

               The post office address of the principal office of the Trust is 345 Park Avenue, New York, New York 10154. The name of the registered agent of the Trust in the State of Delaware is The Corporation Trust Company, a Delaware corporation, and the post office address of the registered agent is 1209 Orange Street, Wilmington, Delaware 19801.

               Section 1.2 Investment Objective. The Trust will seek to achieve high total returns through investment primarily in Subordinated Debentures of Annington Finance No. 3 Limited or its affiliates, Warrants, exercisable into common stock, of Annington Homes Limited or its affiliates, and other securities issued in respect of such securities and, at the discretion of the Trustees, by becoming subject to acquiring the NIF of Annington Group Finance Limited or its affiliates and other securities issued in respect of the NIF.

               Section 1.3  Definitions.  Wherever they are
used herein, the following terms have the following re-spective meanings:

               (a) "Administrator" means State Street Bank and Trust Company or any successor or assign thereto furnishing administrative services to the Trust.

               (b) "Affiliate" means any Affiliate as defined in the Rules adopted pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

               (c) The terms "Affiliated Person," "Commission" and "Interested Person" have the meanings given them in the 1940 Act.

               (d) "BlackRock" means BlackRock Financial Management, Inc., the Trust's Manager, and any permitted successor or assign thereto.

               (e) "Board" means the Board of Trustees of the Trust.

               (f) "Business Day" means any day other than Saturdays, Sundays and holidays on which banks in the City of New York or the New York Stock Exchange are not open for business.

               (g) "By-Laws" means the By-Laws referred to in Section
3.10 hereof, as from time to time amended.

               (h) "Capital Calls" means such calls for payment of the unpaid amounts of a Holder's Capital Commitment as the Trust may issue from time to time in accordance with this Declaration.

               (i) "Capital Commitments" means the aggregate amount of funds committed to the Trust pursuant to subscription agreements between the Trust and each Holder.

               (j) "Capital Contribution" means a Capital Commitment which has been paid to the Trust.

               (k) "Commission" means the Securities and Exchange
Commission.

               (l) "Code" means the Internal Revenue Code of 1986, as amended.

               (m) "Custodian" means any person other than the Trust who has custody of any Trust Property as required by Section 17(f) of the 1940 Act, but does not include a system for the central handling of securities described in said Section 17(f).

               (n) "Declaration" means this Declaration of Trust as amended from time to time. Reference in this Declaration of Trust to "Declaration," "hereof," "herein" and "hereunder" shall be deemed to refer to this Declaration rather than the article or section in which such words appear.

               (o) "Delaware Act" means Chapter 38 of Title 12 of the Delaware Code entitled "Treatment of Delaware Business Trusts" as amended from time to time.

               (p) "Hedging" means the utilization of Treasury, mortgage, Eurodollar, Gilt, Sterling (and any other British Pound instruments) and currency forwards, futures and options (on cash and futures) and interest rate, currency and mortgage swaps, caps and floors and other financial instruments, provided that the Trust may utilize these instruments solely for the purposes of hedging the investment risks of individual securities and of the portfolio as a whole and not for speculative purposes.

               (q) "Holder" means a record owner of outstanding Units.

               (r) "Manager" means BlackRock Financial Management, Inc. and any permitted successor or assign thereto furnishing investment advisory services to the Trust.

               (s) "NIF" means the Note Issuance Facility pursuant to which working capital may be provided by the Trust to Annington Group Finance Limited and its affiliates and other securities issued in respect of the NIF.

               (t) "Person" means and includes individuals, corporations, partnerships, trusts, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof, whether domestic or foreign.

               (u) "Preferred Holder" means a record owner of outstanding Preferred Units.

               (v) "Preferred Units" means the preferred units of beneficial interest in the Trust as described in Section 5.1 hereof and includes fractions of Preferred Units as well as whole Preferred Units.

               (w) "Quorum" means a majority of Trustees including at least one (1) Preferred Trustee.

               (x) "Subordinated Debt" means subordinated debt instruments to be issued by Annington Finance No. 3 Limited or its affiliates and other securities issued in respect of such securities.

               (y) "Units" means the units of beneficial interest in the Trust as described in Section 5.1 hereof and includes fractions of Units as well as whole Units.

               (bb) "Total Assets" means the value of the Trust's total assets determined in accordance with the Valuation Policies.

               (cc) "Transfer Agent" means State Street Bank and Trust Company, and its Affiliate, Boston Financial Data Services, and any successor or assign thereto furnishing transfer agency services to the Trust.

               (dd) "Trust" means BlackRock MQE Investors created hereby.

               (ee) "Trust Property" means any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust or the Trustees.

               (ff) "Trustee" or "Trustees" means the person who has signed the Declaration as a trustee, so long as he shall continue in office in accordance with the terms hereof, and all other persons who may from time to time be duly appointed or elected, qualified and serving as Trustees in accordance with the provisions hereof, and references herein to a Trustee or the Trustees shall refer to such person or persons in their capacity as trustees hereunder.

               (gg) "Valuation Policies" mean the policies and guidelines approved from time to time by the Trustees.

               (hh) "Warrants" mean warrants exercisable for common stock of Annington Homes Limited or its affiliates and other securities issued in respect of such securities.

               (ii) "1940 Act" means the Investment Company Act of
1940, the Rules and Regulations thereunder and any order applicable to the Trust granted thereunder, in each case as amended from time to time.

                               ARTICLE II

                                TRUSTEES

               Section 2.1 Number of Trustees. The number of Trustees initially shall be three (3), and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees; provided, however, that the number of Trustees shall in no event be less than three (3). No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his term unless the Trustee is specifically removed pursuant to Section 2.2 of this Article II at the time of the decrease.

               The initial Trustee shall be:

                              Laurence D. Fink

               The initial Trustees to be elected by the Preferred Holders shall be:

                             Donald G. Drapkin
                             Kendrick R. Wilson

               Section 2.2 Election and Term of Office of Trustees. Except as otherwise provided in the Declaration, each Preferred Holder shall be entitled to one vote for each Preferred Unit held on each matter submitted to a vote of Holders and Preferred Holders of the Trust and the Holders and Preferred Holders shall vote together as a single class. Notwithstanding the preceding sentence, whenever a Trustee is to be elected by the Preferred Holders, the Preferred Holders of outstanding Preferred Units shall be entitled as a class, and to the exclusion of the Holders of Units, to elect up to two Trustees ("Preferred Trustees"). In the event that the Declaration is amended to eliminate the classification of the Trustees, the Preferred Holders shall be entitled as a class, and to the exclusion of the Holders of Units, to elect two Trustees. The Holders owning outstanding Units and the Preferred Holders owning the outstanding Preferred Units, voting as a single class, shall elect the balance of the Trustees. Plurality voting shall govern the election of Trustees. Each Trustee elected or appointed to office shall hold office until his successor shall have been elected or appointed and shall have qualified or until his earlier death, resignation or removal; except that (a) any Trustee may resign his position (without need for prior or subsequent accounting) by an instrument in writing signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) any Trustee may be removed (provided that if the aggregate number of Trustees after such removal shall be less than the minimum number required by Section 2.1 hereof, his successor shall be appointed or, if so required, elected, as soon as possible) with cause, at any time by written instrument, signed by at least two-thirds of the remaining Trustees, specifying the date when such removal shall become effective; (c) any Trustee who requests in writing to be retired, who has become incapacitated by illness or injury, or who has become mentally incompetent may be retired by resolution by a majority of the other Trustees, specifying the date of his retirement; and (d) any Trustee may be removed with or without cause at any meeting of Holders and Preferred Holders by a vote of 75% of the outstanding Units and outstanding, if any, Preferred Units, voting in the aggregate; notwithstanding the foregoing, any Preferred Trustee may be removed with or without cause at any meeting of Preferred Holders by a vote of 75% of the Preferred Units, if any, then outstanding. Upon the resignation or removal of a Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Trust or the remaining Trustees any Trust Property held in the name of the resigning or removed Trustee. Upon the incapacity or death of any Trustee, his legal representative shall execute and deliver on his behalf such documents as the remaining Trustees shall require as provided in the preceding sentence. As used in this Section 2.2, "cause" means (x) a Trustee's willful failure or refusal to perform reasonable duties specified by this Declaration and such failure or refusal continues for or is not otherwise cured within four weeks after written notice thereof is sent to the Trustee by the remaining Trustees of the Trust, provided, however, that if such failure is incurable within such time it shall have been material; (y) a Trustee's knowing violation of any applicable law or any action other than voting that results in material injury to the Trust; and (z) any breach (not covered by clauses (x) or (y) above) of any of the provisions of this Declaration if such breach is material and continues or is otherwise not cured within four weeks after written notice thereof is sent to the Trustee by the remaining Trustees of the Trust.

               Section 2.3 Vacancies among Trustees. If a Trustee ceases to hold office for any reason, or if the Trustees shall determine to increase the number of Trustees as permitted under Section 2.1, a vacancy shall occur. A resolution certifying the existence of such vacancy by a majority of the Trustees shall be conclusive evidence of the existence of such vacancy. Subject to the following provisions of this Section 2.3, in the case of a vacancy, the remaining Trustees may fill such vacancy by nominating and appointing such other person as they in their discretion shall see fit. Notwithstanding the preceding sen-tence, in the event of a Preferred Trustee vacancy, the remaining Preferred Trustee may fill such Preferred Trustee vacancy by nominating and appointing such other person as the remaining Preferred Trustee in his discretion shall see fit. If no Trustee or Preferred Trustee, as the case may be, exists to appoint another Trustee to fill a vacancy, the vacancy is to be filled by a vote pursuant to Section
2.2.

               Section 2.4 Effect of Vacancies. The death, resignation, retirement, removal, bankruptcy, incompetence or incapacity to perform the duties of a Trustee, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration. Whenever a vacancy in the number of Trustees shall occur, until such vacancy is filled as provided in Section 2.3, the Trustees in office, regardless of their number, shall have all the powers granted to the Trustees and shall discharge all the duties imposed upon the Trustees by the Declaration.

               Section 2.5 Committees. The Trustees may by resolution appoint committees consisting of less than the whole number (but not less than three) of Trustees then in office, which committees may be empowered to act for and bind the Trustees and the Trust, as if the acts of such committee were the acts of all the Trustees then in office, to such extent as the Trustees shall determine.

               The committees of the Trustees shall include a valuation committee and an audit committee. A quorum for all meetings of any such committee shall be a majority of the members thereof. Unless provided otherwise in this Declaration, any action of any such committee may be taken at a meeting by vote of a majority of the members present (whether in person or by telephone) provided that a quorum is present or without a meeting by written consent of all of the members. No committee can take any action that would circumvent any Board level voting requirements. Subject to the foregoing restrictions, the Board shall have the power at any time to change the membership of any committee, to fill all vacancies, to designate alternate members to replace any absent or disqualified member, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing committees consisting in whole or in part of persons who are not trustees of the Trust; provided, however, that no such committee shall have or may exercise any authority or power of the Board in the management of the business or affairs of the Trust.

               Section 2.6 Delegation of Power. Any Trustee may, by power of attorney consistent with applicable law, delegate to any other natural person over the age of 21 his or her power for the purpose of executing any registration statement or amendment thereto filed with the Commission or making any other government filing.

               The Trustees shall have power to delegate from time to time to such of their number or to officers of the Trust the doing of such things and the execution of such instruments either in the name of the Trust or the names of the Trustees or otherwise as the Trustees may deem expedient, to the extent such delegation is not prohibited by the 1940 Act.

               Section 2.7 Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, the President, the Secretary or any Trustee. Regular meetings of the Trustees may be held at a time and place fixed by the By-Laws or by resolution of the Trustees. Notice of any in-person meetings of the Board of Trustees or any committee thereof shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight courier) not less than ten Business Days before such meeting. Notice of any telephonic meetings of the Trustees or any committee thereof shall be hand delivered or otherwise delivered in writing (including by facsimile, with a hard copy by overnight courier) not less than five Business Days before a meeting. Notices shall contain a brief statement of the time, place and anticipated purposes of the meeting. The presence (whether in person or by telephone) of a Trustee at a meeting shall constitute a waiver of notice of such meeting except where a Trustee attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened. Unless provided otherwise in this Declaration of Trust, any action of the Trustees may be taken at a meeting by vote of a majority of the Trustees present (whether in person or by telephone) and eligible to vote with respect to such matter, provided that a Quorum is present, or without a meeting by the unanimous written consent of the Trustees.

               Section 2.8 Officers. The Trustees shall annually elect a President, a Secretary and a Treasurer and may elect a Chairman. The Trustees may elect or appoint or may authorize the Chairman, if any, or President to appoint such other officers with such powers as the Trustees may deem to be advisable. A Chairman shall, and the Pres-ident, Secretary and Treasurer may, but need not, be a Trustee.

                               ARTICLE III

                           POWERS OF TRUSTEES

               Section 3.1 General. The Trustees shall have exclusive and absolute control over the Trust Property and over the business of the Trust to the same extent as if the Trustees were the sole owners of the Trust Property in their own right, but with such powers of delegation as may be permitted by the Declaration. The Trustees shall have power to conduct the activities of the Trust and maintain offices both within and without the State of Delaware, in any and all states of the United States of America, in the District of Columbia, and in any and all commonwealths, territories, dependencies, colonies, possessions, agencies or instrumentalities of the United States of America and of foreign governments and, subject to the other provisions of this Declaration, to do all such other things and execute all such instruments as the Trustees deem necessary, proper or desirable in order to promote the interests of the Trust although such things are not herein specifically mentioned. Any determination as to what is in the interests of the Trust made by the Trustees in good faith shall be conclusive. In construing the provisions of the Declaration, the presumption shall be in favor of a grant of power to the Trustees.

               The enumeration of any specific power herein shall not be construed as limiting and/or restricting the aforesaid general powers of the Trustees. Such powers of the Trustees may be exercised without order of or resort to any court.

               Section 3.2 Investments. (a) Subject to the other provisions of this Declaration, the Trustees shall have the power:


                       (i) to operate as and carry on
        the business of an investment company, and exer-cise all of the powers necessary or appropriate to the conduct of such operations;

                       (ii) to subscribe for, invest
        in, hold for investment, trade or reinvest in:

                         (A) the Subordinated Debt;

                         (B) the Warrants;

                         (C) the NIF;

                         (D) Treasury, mortgage, Eurodollar, Gilt,
               Sterling (and any other British Pound instruments) and currency forwards, futures and options (on cash and futures) and interest rate, currency and mortgage swaps, caps and floors and other financial instruments, provided that the Trust may utilize these instruments solely for the purposes of Hedging;

                         (E) financing arrangements, including reverse
               repurchase agreements and dollar rolls;

                         (F) U.S. Government securities including U.S.
               Treasury securities and securities issued by agencies or instrumentalities of the U.S. Government;

                         (G) asset-backed securities that are rated in
               one of the four highest rating categories by a nationally recognized rating agency;

                         (H) corporate debt securities that are rated in
               one of the four highest rating categories by a nationally recognized rating agency;

                         (I) short-term investments that have a
               remaining term to maturity at the time of purchase of no greater than one year, including commercial paper rated not lower than A-1/P-1 and other money market instruments of similar credit standing, non-contingent interest bearing deposits in banks chartered by or within the United States with long-term ratings at least A-and money market mutual funds; and

                         (J) subject to compliance with the 1940 Act,
               any other type of asset investment in which is made in furtherance of the Trust's investment objective and after having received approval by a majority of the Trustees.

                       (iii) to exercise all rights, powers and privileges of ownership or interest in all securities and repurchase agreements included in the Trust Property, including the right to vote thereon and otherwise act with respect thereto and to do all acts for the preservation, protection, improvement and enhancement in value of all such securities and repurchase agreements;

                       (iv) subject to Sections 4.1 and 4.4, and the leverage limitations of the 1940 Act, to leverage its assets to the degree permitted by the 1940 Act; and to secure such leverage by mortgaging, pledging or otherwise subjecting as security the Trust Property; and to endorse, guarantee, or undertake the performance of any obligation, contract or engagement of any other Person;

                       (v) subject to Sections 4.1 and 4.4, to aid by further investment any corporation, company, trust, association or firm, any obligation of or interest in which is included in the Trust Property or in the affairs of which the Trustees in their capacity as Trustees hereunder have any direct or indirect interest; to do all acts and things designed to protect, preserve, improve or enhance the value of such obligation or interest; to guarantee or become surety on any or all other contracts, stocks, bonds, notes, debentures and other obligations of any such corporation, company, trust, association or firm; and

                       (vi) to carry on any other business in
        connection with or incidental to any of the foregoing powers, to do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power hereinbefore set forth, and to do every other act or thing incidental or appurtenant to or connected with the aforesaid purposes, objects or powers.

               (b) The Trustees shall not be limited to investing in obligations maturing before the termination of the Trust, nor shall the Trustees be limited by any law limiting the investments which may be made by fiduciaries.

               (c) The Trust and the Manager will use their respective best efforts to ensure that the Trust qualifies each year and elects to be treated as a partnership under the Internal Revenue Code of 1986, as amended.

               (d) The Trust and the Manager will use their respective best efforts to ensure that the Trust at all times is an investment company for purposes of the 1940 Act and is duly registered as such under the 1940 Act.

               Section 3.3 Legal Title. Legal title to all the Trust Property shall be vested in the Trustees as joint tenants except that the Trustees shall have power to cause legal title to any Trust Property to be held by or in the name of one or more of the Trustees, or in the name of the Trust, or in the name of any other Person as nominee, on such terms as the Trustees may determine. The right, title and interest of the Trustees in the Trust Property shall vest automatically in each Person who may hereafter become a Trustee. Upon the termination of the term of office, resignation, removal or death of a Trustee he shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees. Such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

               Section 3.4 Duties and Obligations of the Manager. (a) Subject to the direction and control of the Trustees, the Manager shall
(i) act as investment adviser for and supervise and manage the investment and reinvest-ment of the Trust's assets and in connection therewith have complete discretion, subject to the Trust's restrictions and limitations on investments as set forth in the Declaration, in purchasing and selling securities and other assets for the Trust and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Trust; (ii) supervise continuously the investment program of the Trust and the composition of its investment portfolio; (iii) supervise the operations and employees of the Trust's Affiliates; (iv) arrange, subject to the provisions of this Section 3.4 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Trust; (v) arrange for the administration of all other affairs of the Trust and its Affiliates and, in this regard, provide supervision of third parties engaged in such administration; (vi) maintain all of the Trust's books and records other than those maintained by a third party administrator, transfer agent, custodian or accountant; and (vii) provide the Trust with adequate office space and all necessary office equipment and services.

               (b) The Manager will use its best efforts to (i) cause the Trust's outstanding securities (other than short-term paper) to be beneficially owned at all times by more than 100 persons as determined in accordance with the provisions of Section 3(c)(1) of the 1940 Act and
(ii) cause the Trust not to be a company described in Sections 3(c)(5) and/or 3(c)(6) of the 1940 Act. The Manager will provide the Trustees a compliance report at each quarterly meeting reviewing each factor related to the Trust's regulatory and tax obligations described in
Section 3.2(c) and Section 3.2(d).

               (c) Subject to Section 3.4(h) hereof, in the performance of its duties under this Agreement, the Manager shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act and of the Investment Advisers Act of 1940, including any rules or regulations in force there-under; (ii) any other applicable provision of law; (iii) the provisions of the Declaration and By-Laws, as such documents are amended from time to time; (iv) the investment objective, policies and restrictions of the Trust as set forth in the Trust's registration statement on Form N-2, as amended from time to time, the Memorandum, and any resolutions adopted by requisite approval of the Trustees and/or requisite approval of Unit Holders and Preferred Unit Holders; and (v) any other policies and determinations of the Trustees. In addition, the Manager shall use its best efforts to cause the Trust not to engage in any transaction involving any person known to the Manager to be subject to Sections 17(a), 17(d) or 17(e) of the 1940 Act and the rules thereunder with respect to the Trust such that any such person would violate any such provision of the 1940 Act or the rules thereunder.

               (d) The Manager will bear all costs and expenses of its partners, directors, officers and employees, any overhead incurred in connection with its duties hereunder, the costs of any compensation of any officers or Trustees of the Trust who are partners, directors, officers or employees of the Manager and all other costs and expenses of the Trust not expressly stated in the sections below to be borne by the Trust.

               (e) The Manager will be responsible for paying any organizational and offering expenses of the Trust in excess of an aggregate of $750,000.

               (f) In the event of the dissolution, bankruptcy, insolvency or resignation of the Manager or upon the request of the Trust, the Manager will return its Units to the Trust who may, unless the Trust, within 90 days of such event, award such Units and investment advisory responsibilities to another party; otherwise, the Trust will promptly wind up its affairs.

               (g) Nothing shall prevent the Manager or any director, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Manager or any of its directors, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however that the Manager will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Declaration.

               (h) Other investment companies or accounts which the Manager manages may also own the same investments as the Trust. Investment decisions for the Trust are made independently from those of such other investment companies or accounts; however, from time to time, the same investment decision may be made for more than one company or account. Subject to the foregoing, when two or more investment companies or accounts managed by the Manager seek to purchase or sell the same securities, the securities actually purchased or sold will be allocated among the companies and accounts on a good faith equitable basis by the Manager in its discretion in accordance with the accounts' various investment objectives. In some cases, this system may adversely affect the price or size of the position obtainable for the Trust. In other cases, however, the ability of the Trust to participate in volume transactions may produce better execution for the Trust.

               Section 3.5 Portfolio Transactions and Brokerage. The Manager shall, for the purchase and sale of the Trust's portfolio securities, employ such securities dealers as will, in the reasonable judgment of the Manager, result in the Trust's obtaining the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this requirement, the Manager is authorized to direct the execution of the Trust's portfolio transactions to dealers and brokers furnishing statistical information or research reasonably deemed by the Manager to be useful or valuable to the performance of its investment advisory functions for the Trust.

               Section 3.6 Contracts with Service Providers. (a) The form and terms of any investment advisory agreement and placement agent agreements, and any amendments thereto, and any other contracts required to be so approved under the 1940 Act, must be approved by a majority of the Trustees who are not Interested Persons of the Trust.

               (b) Any agreement of the character described in Section 3.6(a) may be entered into with any Person, although one or more of any Affiliated Person of the Trust or any Affiliated Person of any such Affiliated Person may be an officer, partner, director, trustee, shareholder or holder of any other direct or indirect equity interest, or member of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship; nor shall any Person holding such relationship be disqualified from voting upon or executing any such contract; nor shall any Person holding such relationship be liable merely by reason of such relationship for any loss or expense to the Trust under or by reason of said contract or accountable for any profit realized directly or indirectly therefrom.

               Section 3.7 Issuance and Purchase of Securities. Subject to Section 5.4 and the following sentence, the Trustees shall have the power to issue, sell, retire, cancel, hold, resell, reissue, dispose of, transfer, and otherwise deal in Units and Preferred Units and subject to the provisions set forth in Articles V, VI and VII hereof, to apply to any such retirement or cancellation of Units or Preferred Units any funds or property of the Trust whether capital or surplus or otherwise, to the full extent now or hereafter permitted by the laws of the State of Delaware governing business corporations.

               Section 3.8 Collection and Payment. The Trustees shall have power to collect all property due to the Trust; to pay all claims, including taxes, against the Trust Property; to prosecute, defend, compromise or abandon any claims relating to the Trust Property; to foreclose any security interest securing any obligations by virtue of which any property is owed to the Trust; and to enter into releases, agreements and other instruments.

               Section 3.9 Expenses. The Trustees shall have the power to incur and pay any expenses which in the opinion of the Trustees are necessary or incidental to carry out any of the purposes of the Declaration, and to pay reasonable compensation from the funds of the Trust to themselves as Trustees. The Trustees shall fix the compensation of all officers and Trustees. No Trustee or officer of the Trust who is a partner, director, officer or employee of the Manager will receive compensation from the Trust. The Trust will pay all costs of establishing the Trust up to $750,000.

               Section 3.10 Manner of Acting; By-Laws. Except as otherwise provided herein or in the By-Laws, any action to be taken by the Trustees may be taken by a majority of the Trustees present (whether in person or by telephone) at a meeting of Trustees, provided that a Quorum is present, including any meeting held by means of a conference telephone circuit or similar communications equipment by means of which all persons participating in the meeting can hear each other, or by written consents of all the Trustees. Subject to the requirements of the 1940 Act, the Board, by affirmative vote of a majority thereof, shall have the exclusive right to amend, alter or repeal the By-Laws at any meeting of the Board, except any particular By-Law which is specified as not subject to alteration or repeal by the Board.

               Section 3.11 Miscellaneous Powers. Subject to the other provisions of this Declaration, the Trustees shall have the power to:
(a) employ or contract with such Persons as the Trustees may deem desirable for the transaction of the business of the Trust; (b) enter into joint ventures, partnerships and any other combinations or associations in furtherance of the Trust's investment objective; (c) remove Trustees and elect and remove such officers as they consider appropriate, and appoint from their own number, and terminate, any one or more committees which may exercise some or all of the power and authority of the Trustees as the Trustees may determine; (d) purchase, and pay for out of Trust Property its allocable share of premiums therefor, insurance policies insuring the Holders and Preferred Holders, Trustees, officers, investment advisors, distributors, selected dealers or independent contractors of the Trust against claims arising by reason of holding any such position or by reason of any action taken or omitted by any such Person in such capacity, whether or not constituting negligence, or whether or not the Trust would have the power to indemnify such Person against such liability; (e) to the extent per-mitted by Section 4.2, indemnify any person with whom the Trust has dealings, including the Manager, Transfer Agent, Administrator, Custodian and selected dealers to such extent as the Trustees shall determine; (f) determine and change the fiscal year of the Trust and the method by which its accounts shall be kept; and (g) adopt a seal for the Trust but the absence of such seal shall not impair the validity of any instrument executed on behalf of the Trust.

               Section 3.12 Interested Transactions. Without in any way limiting or imposing further requirements with respect to Sections 3.6(b) or 9.7, subject to compliance with the 1940 Act, no agreement or transaction between the Trust, on the one hand, and one or more of the Trustees or officers of the Trust, or any entity in or with respect to which any Trustee or officer of the Trust has any official position or financial interest, on the other hand, shall be void or voidable solely for that reason or solely because such Trustee or officer attends or participates in the meeting of the Trustees or a committee of Trustees that authorizes such agreement or transaction, or solely because his attendance is counted toward a quorum of a committee or Quorum of the Board of Trustees or his vote is counted toward such authorization, if:
(1) the material facts as to his relationship or interest and as to the agreement or transaction are disclosed to or known by the remaining Trustees or such committee, and the Trustees or such committee authorizes the agreement or transaction by the requisite vote required pursuant to this Declaration, excluding any Trustee subject to the foregoing provisions whose vote is counted toward such authorization even though the remaining Trustees are less than the otherwise required number; (2) such material facts are disclosed to or known by the Holders and Preferred Holders asked to vote on such agreement or transaction, and such agreement or transaction is specifically approved in good faith by the Holders and Preferred Holders; or (3) such agreement or transaction is fair to the Trust at the time it is approved or ratified by the Trustees, or committee thereof or the Holders and Preferred Holders.

                               ARTICLE IV

                  LIMITATIONS OF LIABILITY OF HOLDERS,
                 PREFERRED HOLDERS, TRUSTEES AND OTHERS

               Section 4.1 No Personal Liability of Holders, Preferred Holders, Trustees, etc. No Holder or Preferred Holder of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Holders and Preferred Holders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the general corporation law of the State of Delaware. No Trustee or officer of the Trust shall be subject in such capacity to any personal liability whatsoever to any Person, other than the Trust or its Holders and Preferred Holders, in connection with Trust Property or the affairs of the Trust, save only liability to the Trust or its Holders and Preferred Holders arising from bad faith, willful misfeasance, gross negligence (negligence in the case of those Trustees or officers who are partners, shareholders, directors, officers or employees of the Manager ("Affiliated Indemnit-ees")) or reckless disregard for his duty to such Person; and, subject to the foregoing exception, all such Persons shall look solely to the Trust Property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any Holder or Preferred Holder, Trustee or officer, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, he shall not, on account thereof, be held to any personal liability. The Trust shall indemnify and hold each Holder and Preferred Holder harmless from and against all claims and liabilities to which such Holder or Preferred Holder may become subject by reason of his being or having been a Holder or Preferred Holder, and shall reimburse such Holder or Preferred Holder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. The rights accruing to a Holder or Preferred Holder under this Section 4.1 shall not exclude any other right to which such Holder or Preferred Holder may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse a Holder or Preferred Holder in any appropriate situation even though not specifically provided herein.

               Section 4.2 Mandatory Indemnification. (a) The Trust hereby agrees to indemnify the Trustees and officers of the Trust, the Manager and each of the Manager's partners, directors, officers, employees and controlling persons and the partners, directors, officers and employees thereof (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 4.2 by reason of his having acted in any such capacity, except with respect to any matter as to which he shall not have acted in good faith in the reasonable belief that his action was in the best interest of the Trust or, in the case of any criminal proceeding, as to which he shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that no indemnitee shall be indemnified hereunder against any liability to any person or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negli-gence (negligence in the case of Affiliated Indemnitees), or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"). Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the Trust-ees.

               (b) Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (1) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such indemnitee is entitled to indemnifi-cation hereunder or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of those Trustees who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non-Party Trustees"), that the indemnitee is entitled to indemnification hereunder, or (ii) if such quorum is not obtainable or even if obtainable, if such majorities so direct, independent legal counsel in a written opinion conclude that the indemnitee should be entitled to indemnification hereunder. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (c) below.

               (c) The Trust shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation by the indemnitee of the indemnitee's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees determines that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the indemnitee shall provide adequate security for his undertaking, (2) the Trust shall be insured against losses arising by reason of any lawful advances, or (3) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so directs, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

               (d) The rights accruing to any indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

               (e) Subject to any limitations provided by the 1940 Act and this Declaration, the Trust shall have the power and authority to indemnify other Persons providing services to the Trust to the full extent provided by law as if the Trust were a corporation organized under the Delaware General Corporation Law provided that such indem-nification has been approved by a majority of the Trustees.

               Section 4.3 No Bond Required of Trustees. Subject to
Section 4.2(c)(i), no Trustee shall be obligated to give any bond or other security for the performance of any of his duties hereunder.

               Section 4.4 No Duty of Investigation; Notice in Trust Instruments, etc. No purchaser, lender, transfer agent or other Person dealing with the Trustees or any officer of the Trust shall be bound to make any inquiry concerning the validity of any transaction purporting to be made by the Trustees or by said officer or be liable for the application of money or property paid, loaned or delivered to or on the order of the Trustees or of said officer. Every obligation, contract, instrument, certificate, Unit or Preferred Unit other security of the Trust or undertaking, and every other act or thing whatsoever executed in connection with the Trust shall be conclusively presumed to have been executed or done by the executors thereof only in their capacity as Trustees under this Declaration or in their capacity as officers of the Trust. Every written obligation, contract, instrument, certificate, Unit or Preferred Unit, other security of the Trust or undertaking made or issued by the Trustees or by any officer of the Trust shall recite that the same is executed or made by them not individually, but as Trustees under this Declaration or as an officer of the Trust, and that the obligations of the Trust under any such instrument are not binding upon any of the Trustees or Holders or Preferred Holders, individually, but bind only the Trust estate, and may contain any further recital which they or he may deem appropriate, but the omission of such recital shall not operate to bind the Trustees or Holders or Preferred Holders individually.

               Section 4.5 Reliance on Experts, etc. Each Trustee or officer of the Trust shall, in the performance of his duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Trust, upon an opinion of counsel, or upon reports made to the Trust by any of its officers or agents selected with reasonable care by the Trustees or officers of the Trust, regardless of whether such officer or agent may also be a Trustee.

                                ARTICLE V

                      UNITS OF BENEFICIAL INTEREST

               Section 5.1 Beneficial Interest. The interest of the beneficiaries hereunder shall be divided into Units of beneficial interest with par value of $.01 per Unit. The number of Units of beneficial interest authorized hereunder is 100,000,000 Units. The Trust is also authorized to issue up to 200 Preferred Units, par value $.01, per Preferred Unit. The Preferred Units will pay cumulative dividends when, as and if declared by the Trustees at the rate of 10% per year, will have a liquidation preference equal to $500 per Preferred Unit plus accumulated and unpaid dividends, will be redeemable in whole or in part at any time at liquidation preference and will have all voting and other rights required by the 1940 Act. All Units or Preferred Units issued hereunder including, without limitation, Units or Preferred Units issued in connection with a dividend in Units or Preferred Units or a split of Units or Preferred Units, shall be fully paid and non-assessable upon payment in full of such consideration not less than the par value thereof as may be determined by the Trustees.

               The designations and powers, preferences and rights, and the qualifications, limitations and restrictions of the Units and Preferred Units are as set forth in this Declaration.

               Section 5.2 Rights of Holders and Preferred Holders. The ownership of the Trust Property of every description and the right to conduct any business hereinbe-fore described are vested exclusively in the Trustees, and the Holders and Preferred Holders shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust nor can they be called upon to assume any losses of the Trust or suffer any assessment of any kind by virtue of their ownership of Units and Preferred Units if fully paid. The Units and Preferred Units shall be personal property giving only the rights in this Declaration specifically set forth herein, the Delaware Act and any other applicable laws of the State of Delaware. Other than a preference for the Preferred Units with respect to dividends and liquidation preference, the Units and Preferred Units shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights, except as the Trustees may determine with respect to any class or series of Units or Preferred Units, as the case may be.

               Section 5.3 Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Holder or Preferred Holder, although the Trustees, Holders and Preferred Holders recognize and intend that the Trust will constitute a partnership for United States federal income tax purposes. It is not the intention of the Trustees to create a general partnership, limited partnership (other than for tax purposes), joint stock association, corporation, bailment or any form of legal relationship other than a trust. Nothing in the Declaration shall be construed to make the Holders or Preferred Holders, either by themselves or with the Trustees, partners and members of a joint stock association.

               Section 5.4 Issuance of Units and Preferred Units. The Trustees in their discretion may issue Units and Preferred Units to Persons from whom the Trust has accepted, on or prior to November 1, 1996, binding agreements to subscribe for Units or Preferred Units, as the case may be. All issuances of Units and Preferred Units shall be in accordance with the terms of the relevant forms of subscription agreements. The maximum aggregate dollar amount of Units for which subscription agreements may be accepted is $75 million and the maximum aggregate dollar amount of Preferred Units for which subscription agreements may be accepted is $100,000. In connection with the issuance of Units and Preferred Units, the Trustees may issue fractional Units and Preferred Units, as the case may be. Contributions to the Trust may be accepted for whole Units and/or 1/1,000ths of a Unit or integral multiples thereof. Fractional Preferred Units may not be issued.

               Section 5.5 Capital Calls. All Capital Calls required of the Holders will be made on a pro rata basis in proportion to each respective Holder's undrawn Capital Commitment to the Trust.

               Section 5.6 Register of Units and Preferred Units. A register or registers shall be kept at the principal office of the Trust or at an office of the Transfer Agent which shall contain the names and addresses of the Holders and Preferred Holders and the number of Units and Preferred Units held by them respectively and a record of all transfers thereof. Such register shall be conclusive as to who are the holders of the Units or Preferred Units and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Holders or Preferred Holders, as the case may be. No Holder or Preferred Holder shall be entitled to receive payment of any dividend or distribution, nor to have notice given to him as herein or in the By-Laws provided, until he has given his address to the Transfer Agent or such other officer of the Trustees as shall keep the said register for entry thereon.

               Section 5.7 Transfer of Units. (a) The Units and Preferred Units shall be transferable only with the prior written consent of the Trust and the Manager, which may be withheld for any reason or without reason. Without limiting the generality of the foregoing, the Trust and the Manager shall withhold consent to a transfer of Units and Preferred Units if the Trust would be required to register such transfer or any class of its securities under the securities laws of any jurisdiction, if the transferee would disqualify the Trust from being eligible to pay performance fees, if any, under Rule 205-3 of the Investment Advisers Act of 1940, as amended, or in the absence of a written opinion of reputable counsel requested by the Trust to the effect that the transfer of Units or Preferred Units constitutes a private transaction exempt from registration under U.S. securities laws. In addition, the Trust and Manager shall not consent to any transfer which would cause the Trust to terminate for tax purposes under
Section 708 of the Code or would cause the Trust to be treated as a publicly traded partnership under section 7704(b) of the Code. Any amendment to this Section requires unanimous Trustee approval.

               (b) The Units and Preferred Units shall be transferable on the records of the Trust only by the record holder thereof or by his agent thereunto duly authorized in writing, upon delivery to the Trustees or the Transfer Agent of a duly executed instrument of transfer, together with any certificate or certificates (if issued) for such Units or Preferred Units and such evidence of the genuineness of each such execution and authorization and of other matters as may reasonably be required. Upon such delivery the transfer shall be recorded on the register of the Trust. Until such record is made, the Holder or Preferred Holder of record shall be deemed to be the holder of such Units or Preferred Units, as the case may be, for all purposes hereunder and neither the Trustees nor any Transfer Agent or registrar nor any officer of the Trust shall be affected by any notice of the proposed transfer.

               (c) Any Person becoming entitled to any Units or Preferred Units in consequence of the death, bankruptcy, or incompetence of any Holder or Preferred Holder or otherwise by operation of law shall not be recorded on the register of Units or Preferred Units, as the case may be, as the holder of such Units or Preferred Units until such time that the Trustees consent to such recordation; until such record is made, the Holder or Preferred Holder of record shall be deemed to be the holder of such Units or Preferred Units, as the case may be, for all purposes hereunder and neither the Trustees nor any Transfer Agent or registrar nor any officer of the Trust shall be affected by any notice of such death, bankruptcy or incompetence, or other operation of law.

               Section 5.8 Notices. Unless otherwise provided herein, any and all notices to which any Holder or Preferred Holder may be entitled and any and all communications shall be deemed duly served or given if mailed, postage prepaid, addressed to any such Holder or Preferred Holder of record at his last known address as recorded on the register of the Trust. Such notice shall be effective on the fifth Business Day after it is so given or served.

               Section 5.9 Distribution. The Trust shall distribute from time to time, rather than reinvest, all net proceeds from its investment activities in excess of amounts needed by the Trust for working capital. Notwithstanding the preceding sentence, pending distribution, such net proceeds may be invested in instruments detailed in Section 3.2(a)(ii)(C)-(H).

                               ARTICLE VI

                    DETERMINATION OF NET ASSET VALUE

               Section 6.1 Net Asset Value. The net asset value (the "NAV") of the Units will be calculated quarterly as of each January 31, April 30, July 31 and October 31, in connection with each issuance of Units by the Trust, as of each distribution declaration date (after giving effect to the relevant declaration), as of the first anniversary of the Trust's operations, as of the date on which the Trust terminates, and more frequently as determined by the Manager or a majority of the Trustees (each such date hereinafter referred to as an "NAV Determination Date"), in accordance with Valuation Policies and guidelines approved from time to time by a majority of the Trustees.

                               ARTICLE VII

                       CAPITAL ACCOUNTS OF HOLDERS
                          AND OPERATION THEREOF

               Section 7.1 Capital Accounts; Division of Net Income and
Net Loss.

               (a) Establishment and Maintenance of Capital Accounts. The Trust shall establish and maintain a separate account (the "Capital Account") for each Holder and each Preferred Holder. The initial balance of the Capital Account for each Holder or Preferred Holder shall be such person's portion of its capital commitment that has been called pursuant to Section 5.5 hereof (a "Capital Contribution") to the Trust. The Capital Account of each Holder or Preferred Holder shall be increased by
(i) the dollar amount of any additional contributions made by such Holder or Preferred Holder, and (ii) allocations to such Holder or Preferred Holder of income and gain (including income exempt from tax). The Capital Account of each Holder or Preferred Holder shall be decreased by (i) the dollar amount of any distributions made to such Holder, (ii) the fair market value of any property distributed to such Holder or Preferred Holder (net of any liabilities to which such property is subject), and (iii) allocations to such Holder or Preferred Holder of loss and deduction (including expenditures not deductible in computing the Trust's income or loss for Federal income tax purposes).

               (b) Compliance with Regulations. Notwithstanding any other provision of this Agreement to the contrary, the foregoing provisions of Section 7.1(a) regarding the maintenance of Capital Accounts shall be construed so as to comply with the provisions of the Treasury Regulations promulgated pursuant to section 704 of the Code. The Manager and Trustees are hereby authorized to modify the foregoing provisions to the minimum extent necessary to comply with such Treasury Regulations. Any such modifications shall be made in a manner that does not alter the Holders' or Preferred Holders' rights to distributions under Article V as if all investments had been sold in the year prior to the liquidation of the Trust.

               Section 7.2 General Partner Deficit Make-up. Upon dissolution of the Partnership, the General Partner shall contribute to the Partnership an amount equal to the lesser of (a) the aggregate deficit balances, if any, in its Capital Account and (b) the excess of
(i) 1.01% of the total Capital Contributions of the Limited Partners of the Partnership over (ii) any capital previously contributed by the General Partner or such lesser amount described in Section 4.04 of Rev. Proc. 89-12, 1989-1 C.B. 798.

               Section 7.3 Allocation of Net Income from Operations. The Net Income of the Trust for each Fiscal Year shall be allocated as follows:

               (a) First, the Holders who have negative balances in their Capital Accounts, in proportion to the respective amounts of such negative balances;

               (b) Second, to the Preferred Holders to the extent of distributions declared and paid with respect to the Preferred Units held by such Preferred Holders;

               (c) Third, to the Holders pro rata in accordance with such Holders' respective Capital Contributions until each such Holder has been allocated an amount equal to a cumulative five percent return on Capital Contributions;

               (d) Fourth, to the Manager in an amount equal to a cumulative return of one percent of all Capital Contributions; and

               (e) Fifth, to the Holders pro rata in accordance with such Holders' respective Capital Accounts.

               Section 7.4 Allocation of Net Loss. Net Loss of the Trust for each Fiscal Year shall be allocated as follows:

               (a) First, one percent to the Manager and 99 percent to the Holders (other than the Manager); provided, however, that no Holder's Capital Account (other than the Capital Account of the Manager) may be reduced below zero by reason of a distribution of Net Loss pursuant to this section, pro rata in accordance with and to the extent of the aggregate positive balances of the Holders' Capital Accounts; and

               (b) The balance, if any, to the Manager.

               Section 7.5 Tax Allocations. Allocations of Trust Net Income and Net Loss shall be made to the Holders and Preferred Holders for Federal, state and other tax purposes in accordance with the provisions of this Article VII. In the event the allocations set forth in this Article VII are disallowed by the Internal Revenue Service, such allocations shall be deemed to be amended to the minimum extent necessary to conform with section 704 of the Code.

               Section 7.6 Allocation to Manager. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement, the interest of the Manager in each item of Trust income, gain, loss, deduction and credit shall be equal to at least one percent of each of those items at all times during the existence of the Trust.

               Section 7.7 Assignment During Fiscal Year. If a Holder's or Preferred Holder's interest in the Trust is transferred at any time other than at the end of a Fiscal Year of the Trust, each item of income, gain, loss, deduction and credit attributable to such interest for the Fiscal Year in which the transfer occurs shall be divided and allocated proportionately between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year respectively before and after the date the transfer is recognized by the Trust bears to the number of days in such Fiscal Year.

               Section 7.8 Qualified Income Offset. If any Holder or Preferred Holder unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Trust income and gain shall be specially allocated to such Holder or Preferred Holder in an amount and manner sufficient to eliminate any deficit in its Capital Account created by such adjustment, allocation or distribution as soon as practicable. This Section 7.8 is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation section 1.704-1(b)(2)(ii)(d)(3).

               Section 7.9 Book-Ups. The Manager may adjust the fair market values of all the Trust's assets to equal their respective gross fair market values, as determined by the Trustees or the Valuation Committee, as of the following times:

               (a) (i) the acquisition of an additional Unit by any new or existing Holder or Preferred Holder in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Trust to a Holder or Preferred Holder of property as consideration for all or any part of a Unit owned by the Holder or Preferred Holder; (iii) at such times as the Manager shall determine in order to carry out the purposes for which the Trust is established, and (iv) the liquidation of the Trust within the meaning of Treasury Regulations section l.704-l(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses
(i), (ii) and (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Holders and Preferred Holders in the Trust;

               (b) the distribution of any Trust asset to any Holder or Preferred Holder, which distribution shall be treated as made for an amount equal to the gross fair market value of such asset on the date of distribution; and

               (c) the fair market values of Trust assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations section l.704-l(b)(2)(iv)(m) and section 754 of the Code; provided, however, that fair market values shall not be adjusted pursuant to this subsection (c) to the extent the Manager determines that an adjustment pursuant to subsection (a) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (c).

               Section 7.10 Taxation as Partnership. The Trust shall be treated as a partnership for United States federal income tax purposes and the Holders and Preferred Holders agree not to take any action inconsistent with the Trust's classification as a partnership for United States federal income tax purposes.

               Section 7.11 Election to be Treated as Partnership. If, subsequent to the formation of the Trust, Treasury Regulations or other administrative rules are promulgated that would allow the Trust to make an election to be treated as either a partnership or an association taxable as a corporation for United States federal income tax purposes, the Tax Matters Partner (as defined below) shall promptly make an election to be treated as a partnership for federal income tax purposes. In addition, if a retroactive election to be treated as a partnership for United States federal income tax purposes is permitted by such Treasury Regulations or other administrative rules, then the Tax Matters Partner shall make such retroactive election effective as of the date of formation of the Trust. By executing the form of Subscription Agreement, each of the Holders and Preferred Holders hereby consents to any election (including both retroactive and prospective elections) made by the Tax Matters Partner and consents to take any action necessary, including, without limitation, the execution of any forms and documents, for the Trust to be treated as a partnership for United States federal income tax purposes.

               Section 7.12 Tax Matters Partner. The Manager shall act as the Tax Matters Partner ("Tax Matters Partner") of the Trust under
Section 6231 of the Code and the Treasury Regulations thereunder. Each Holder and Preferred Holder hereby consents to such designation and agrees that upon the request of the Holder or Preferred Holder it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. Upon the resignation, death, legal incompetency, or bankruptcy of the Manager, a successor to serve in such capacity shall be designated by a majority vote of the remaining Holders and Preferred Holders voting in the aggregate. The Tax Matters Partner may employ experienced tax counsel to represent the Trust in connec-tion with any audit or investigation of the Trust by the Internal Revenue Service ("IRS"), and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel shall be a Trust expense and shall be paid by the Trust. Such counsel shall be responsible for representing the Trust; it shall be the responsibility of the Holders and Preferred Holders, at their own expense, to employ tax counsel to represent their respective separate interests. The Tax Matters Partner shall keep the Holders and Preferred Holders informed of all administrative and judicial proceedings as required by Section 6223(g) of the Code and shall furnish to each Holder and Preferred Holder a copy of each notice or other communication received by the Tax Matters Partner from the IRS except such notice or communication sent directly to the Holders or Preferred Holders by the IRS. All expenses incurred by the Tax Matters Partner in serving in such capacity shall be Trust expenses and shall be paid by the Trust.

               Section 7.13 Right to Make Section 754 Election. The Manager may, in its sole discretion, make or revoke, on behalf of the Trust, an election under Section 754 of the Code and the Tax Matters Partner shall take all action necessary to give effect to such election or revocation. Each Holder or Preferred Holder shall, upon request of Manager, promptly at such Holder's or Preferred Holder's cost supply the Tax Matters Partner information necessary to give effect to such election and/or revocation.

               Section 7.14 Special Tax Allocations.

               (a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations section 1.704-2(f), notwithstanding any other provision of this Article VII, if there is a net increase in Partnership Minimum Gain during any Fiscal Year, each Holder or Preferred Holder shall be specially allocated items of Trust income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder's or Preferred Holder's share, if any, of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder or Preferred Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This
Section 7.14(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

               (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations section 1.704-2(i)(4), notwithstanding any other provision of this Article VII, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder or Preferred Holder who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations section 1.704-2(i)(5), shall be specially allocated items of Trust income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder's or Preferred Holder's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, deter-mined in accordance with Treasury Regulations section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder or Preferred Holder pursuant thereto. The items to be so allo-cated shall be determined in accordance with Treasury Regulations sections 1.704-2(i)(4) and 1.704(j)(2). This Section 7.14(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations section 1.704-2(i)(4) and shall be interpreted consistently therewith.

               (c) Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Holders and Preferred Holders in accordance with Treasury Regulations section
1.704-2.

               (d) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder or Preferred Holder who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations section 1.704-2(i)(1).

               Section 7.15 No Deficit Makeup. Notwithstanding anything herein to the contrary, upon the liquidation of the Trust, no Holder or Preferred Holder shall be required to make any Capital Contribution to the Trust in respect of any deficit in such Holder's or Preferred Holder's Capital Account.

               Section 7.16 Certain Definitions. For the purposes of this Article VII, unless the context otherwise requires:

               (a) "Adjusted Capital Account Deficit" means, with respect to any Holder, the deficit balance, if any, in such Holder's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) credit to such Capital Account any amounts which such Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations section 1.704-2(g) and Treasury Regulations section 1.704-2(i) (5) and (b) debit to such Capital Account the items described in Treasury Regulations sections 1.704-l(b)(2)(ii)(d)(4),(5) and (6).

               (b) "Net Income" means the net income generated by the Trust with respect to a Fiscal period, as determined for U.S. Federal income tax purposes, provided that such income shall be increased by the amount of all income during such period that is exempt from U.S. Federal income tax and decreased by the amount of all expenditures made by the Trust during such period which are not deductible for U.S. Federal income tax purposes and which do not constitute capital expenditures.

               (c) "Net Loss" means the net loss generated by the Trust with respect to a Fiscal Period, as determined for U.S. Federal income tax purposes, provided that such loss shall be decreased by the amount of all income during such period which is exempt from U.S. Federal income tax and increased by the amount of all expenditures made by the Trust during such period which are not deductible for U.S. Federal income tax purposes and which do not constitute capital expenditures.

               (d) "Nonrecourse Deductions" has the meaning set forth in Treasury Regulations section l.704-2(b)(l).

               (e) "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations section 1.704-2(b)(4).

               (f) "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations section 1.704-2(i)(2).

               (g) "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations section 1.704-2(i)(1).

               (h) "Partnership Minimum Gain" has the meaning set forth in Treasury Regulations section 1.704-2(b)(2).

               (i) "Treasury Regulations" mean the Income Tax
Regulations promulgated under the Code, as such regulations may be amended from time to time.

                              ARTICLE VIII

                     LIMITED EXISTENCE; TERMINATION
                   OF TRUST; AMENDMENT; MERGERS, ETC.

               Section 8.1 Limited Existence. (a) Unless terminated earlier, the Trust shall terminate on December 31, 2021, subject to no more than two separate one-year extensions approved by holders of a majority of the Trust's Units and Preferred Units. The Trust will also terminate and promptly wind up affairs upon (i) a determination to do so by a vote of the holders of 75% of the Units of the Trust and 75% of the Preferred Units (if any) then outstanding or (ii) the dissolution, bankruptcy, insolvency or resignation (each, a Disabling Event") of the Manager, unless all remaining Holders agree to continue the activities of the Trust within 90 days of such Disabling Event.

               Section 8.2 Termination of Trust. Upon the termination of the Trust:

               (a) The Trust shall carry on no business except for the purpose of winding up its affairs;

               (b) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more persons at public or private sale for consideration which may consist in whole or in part of cash, securities or other property of any kind, discharge or pay its liabilities, and to do all other acts appropriate to liquidate its business;

               (c) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements as they deem necessary for their protection, the Trustees shall distribute the remaining Trust Property, in cash only among the Holders in accordance with their respective Capital Accounts, after giving effect to the rights of the Preferred Holders; and

               (d) After termination of the Trust and distribution to the Holders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder, and the rights and interests of all Holders and Preferred Holders shall thereupon cease.

               Section 8.3 Amendment Procedure. (a) Except as otherwise provided herein and except as otherwise required by law, this Declaration may be amended upon such terms and conditions authorized at any meeting of Holders and Preferred Holders called for that purpose by the affirmative vote of not less than two-thirds of the Units and Preferred Units, voting in the aggregate, outstanding and entitled to vote, or by an instrument or instruments in writing without a meeting executed by Holders and Preferred Holders with respect to not less than two-thirds of such Units and Preferred Units, voting in the aggregate. Where separate class voting is required by the 1940 Act, an affirmative vote of not less than two-thirds of such class shall be necessary to amend such term or condition. The Trustees may also amend this Declaration without the vote or consent of Holders and Preferred Holders to change the name of the Trust, to cure or correct any inconsistent provision hereof, or if they deem it necessary to conform this Declaration to the requirements of applicable federal securities laws or regulations or the requirements of the regulated investment company provisions of the Code, but the Trustees shall not be liable for failing so to do.

               (b) No amendment may be made which would change any rights with respect to any Units or Preferred Units by reducing the amount payable thereon upon liquidation of the Trust or by diminishing or eliminating any voting rights pertaining thereto, except with the unanimous vote or consent of the holders of the Units and/or Preferred Units so affected. No amendment may be made to Section 10.6 of this Declaration without the prior written consent of BlackRock.

               (c) Nothing contained in this Declaration shall permit the amendment of this Declaration to impair the exemption from personal liability of the Holders and Preferred Holders, Trustees or officers of the Trust or to permit assessment upon Holders and Preferred Holders in excess of the amounts set forth in their subscription agreements.

               (d) No amendment may be made under this Section 8.3 which shall amend, alter, change or repeal any of the provisions of Sections 2.2(d), 8.1, 8.2, 8.3, 8.4 or any other Holder or Preferred Holder voting requirements unless the amendment, alteration, change or repeal shall receive the affirmative vote or consent of not less than 75% of the Units and 75% of the Preferred Units (if any) then outstanding. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Units and Preferred Units otherwise required by this Declaration or by law, whether now or hereafter authorized.

               (e) No amendment may be made under this Section 8.3 which shall amend, alter, change or repeal any voting requirement applicable to Trustees, unless the proposed amendment, alteration, change or repeal shall receive the affirmative approval in the form of a vote of a majority of the Trustees.

               (f) The provisions relating directly or indirectly to cumulative voting may not be amended without the approval of each Holder and Preferred Holder which would be entitled through cumulative voting to elect a Trustee if the entire Board was then being elected.

               Section 8.4 Merger, Consolidation and Sale of Assets. The Trust may merge or consolidate with any other corporation, association, trust, partnership or other organization or may sell, lease or exchange all or substantially all of the Trust Property, including its good will, upon such terms and conditions and for such consideration when and as authorized at any meeting of Holders called for the purpose by the affirmative vote of not less than two-thirds of the Units entitled to vote.

                               ARTICLE IX

                                 HOLDERS

               Section 9.1 Meetings of Holders and Preferred Holders. Annual meetings of the Holders and Preferred Holders shall not be required. A meeting of Holders or Preferred Holders may be called at any time by a majority of the Trustees and shall be called by any Trustee for any proper purpose upon written request of Holders or Preferred Holders of the Trust holding in the aggregate not less than 20% of the outstanding Units or Preferred Units, as the case may be: with respect to matters requiring voting by the Holders and/or Preferred Holders, such request specifying the purpose or purposes for which such meeting is to be called; or, in the case of a meeting for the purpose of voting on the question of removal of any Trustee or Trustees, upon written request of the Holders and/or Preferred Holders entitled to vote on the removal of such Trustee or Trustees holding in the aggregate not less than 10% of the outstanding Units or Preferred Units; or, in the case of a meeting for the purpose of voting on the question of removal of the independent public accountants of the Trust, upon written request of Holders and/or Preferred Units, holding in the aggregate not less than 10% of the outstanding Units or Preferred Units, as the case may be. Any Meeting shall be held within or without the State of Delaware on such day and at such time as the Trustees shall designate and, in the case of any meeting called by a Trustee as a result of a Holder's written request, within sixty (60) days of such written request or such longer period as is approved by the Trustee calling such meeting.

               Section 9.2 Voting. Holders or Preferred Holders shall have no power to vote on any matter except matters on which a vote of Holders and/or Preferred Holders is required by applicable law, this Declaration, ByLaws or resolution of the Trustees. Voting by the Trust's Holders or Preferred Holders shall be in accordance with any provisions set forth in the Declaration of Trust.

               Section 9.3 Notice of Meeting and Record Date. Notice of all meetings of Holders and/or, if required, Preferred Holders stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Holder and/or, if required, Preferred Holder entitled to vote thereat at his registered address, mailed at least 10 Business Days and not more than 90 days before the meeting. Only the business stated in the notice of the meeting shall be considered at such meeting. Any adjourned meeting may be held as adjourned without further notice. For the purposes of determining the Holders and/or, if required, Preferred Holders who are entitled to notice of and to vote at any meeting, the Trustees may, without closing the transfer books, fix a date not more than 90 days prior to the date of such meeting of Holders and/or, if required, Preferred Holders as a record date for the determination of the Persons to be treated as Holders and Preferred Holders of record for such purposes.

               Section 9.4 Quorum and Required Vote. The holders of a majority of outstanding Units and/or, if required, Preferred Units entitled to vote thereat of the Trust present in person or by proxy shall constitute a quorum at any meeting of the Holders and/or, if required, Preferred Holders for purposes of conducting business on which a vote of Holders and/or, if required, Preferred Holders of the Trust is being taken. Subject to any provision of the 1940 Act, this Declaration or (to the extent authorized) a resolution of the Trustees specifying a greater or lesser vote requirement for the transaction of any item of business at any meeting of Holders and/or, if required, Preferred Holders, the affirmative vote of a majority of the Units and/or, if required, Preferred Units present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the Holders or Preferred Holders with respect to such matter. Except as otherwise provided in this Declaration, each whole Unit and Preferred Unit shall be entitled to one vote as to any matter on which it is entitled to vote and each fractional Unit shall be entitled to a proportionate fractional vote. Until Units and Preferred Units are issued, the Trustees may exercise all rights of Holders and Preferred Holders and may take any action required by law, this Declaration or the By-Laws to be taken by Holders and Preferred Holders. The By-Laws may include further provisions, not inconsistent with this Declaration, for Holder and Pre-ferred Holder votes and meetings and related matters. If at any meeting of Holders and Preferred Holders one or more of the Holders or Preferred Holders is not present in person or by proxy and has not indicated in writing that it chooses not to be present, the Trust shall adjourn such meeting for a period of two Business Days for the purpose of determining whether such Holder or Preferred Holder desires (if necessary) to be present at such meeting and, if so, shall adjourn such meeting for a further period of 10 Business Days for the purpose of permitting such Holder or Preferred Holder to be present at such meeting.

               Section 9.5 Proxies, etc. At any meeting of Holders and Preferred Holders, any Holders or Preferred Holders entitled to vote thereat may vote by properly executed proxy, provided that no proxy shall be voted at any meeting unless it shall have been placed on file with the Secretary, or with such other officer of the Trust as the Secretary may direct, for verification prior to or simultaneously with the time at which such vote shall be taken. Pursuant to a resolution of a majority of the Trustees, proxies may be solicited in the name of one or more Trustees or one or more of the officers of the Trust. Only Holders and Preferred Holders of record shall be entitled to vote. When any Unit or Preferred Unit is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such Unit or Preferred Units, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such Unit or Preferred Units. A proxy purporting to be executed by or on behalf of a Holder or Pre-ferred Holder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger. If the holder of any such Unit or Preferred Unit is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such Unit or Preferred Unit, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.

               Section 9.6 Reports. Holders of Units will receive and holders of Preferred Units will receive upon request with respect to the
Trust: (i) annual reports with audited annual financial statements and
(ii) semiannual reports with unaudited financial statements. Holders of Units and holders of Preferred Units will receive tax information sufficient to enable the holder of Units and Preferred Units to make all necessary tax filings.

               Section 9.7 Holder and Preferred Holder Action by Written Consent. Any action which may be taken by Holders or Preferred Holders by vote may be taken without a meeting if the holders entitled to vote thereon of the same proportion of Units or Preferred Units required for approval of such action at a meeting of Holders and Preferred Holders consent to the action in writing and the written consents are filed with the records of the meetings of Holders and Preferred Holders. Such consent shall be treated for all purposes as a vote taken at a meeting of Holders and Preferred Holders. The Trust shall promptly notify all Holders and Preferred Holders, as the case may be, including non-consenting Holders and Preferred Holders, of the results of any action so taken.

                                ARTICLE X

                              MISCELLANEOUS

               Section 10.1 Filing. This Declaration and any amendment hereto shall be filed and recorded in such places as may be required under the laws of Delaware and may also be filed or recorded in such other places as the Trustees deem appropriate. A restated Declaration, integrating into a single instrument all of the provisions of the Declaration which are then in effect and operative, may be executed from time to time by a majority of the Trustees and shall upon filing with the Secretary of the State of Delaware or lodging with the permanent records of the Trust, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments thereto.

               Section 10.2 Governing Law. This Declaration of Trust and the Trust created hereunder shall be governed by and construed and administered according to the Delaware Act and the other applicable laws of the State of Delaware. The Trust shall be of the type commonly called a Delaware business trust, and, subject to any limitations expressed herein, the Trust may exercise all powers or privileges which are ordinarily exercised by such a trust under Delaware law and the absence of a specific reference herein to any such power or privilege shall not imply that the Trust may not exercise such power or privilege.

               Section 10.3 Counterparts. This Declaration may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts, together, shall constitute one and the same instrument, which shall be sufficiently evidenced by any such original counterpart.

               Section 10.4 Reliance by Third Parties. Any certificate executed by an individual who, according to the records of the Trust appears to be a Trustee hereunder, certifying: (a) the number or identity of Trustees or Holders or Preferred Holders, (b) the due authorization of the execution of any instrument or writing, (c) the form of any vote passed at a meeting of Trustees or Holders or Preferred Holders, (d) the fact that the number of Trustees or Holders or Preferred Holders present at any meeting or executing any written instrument satisfies the requirements of this Declaration, (e) the form of any ByLaws adopted by or the identity of any officers elected by the Trustees, or (f) the existence of any fact or facts which in any manner relate to the affairs of the Trust, shall be conclusive evidence as to the matters so certified in favor of any Person dealing with the Trustees and their successors.

               Section 10.5 Provisions in Conflict with Law or Regulations. (a) The provisions of the Declaration are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions are in conflict with the 1940 Act, the regulated investment company provisions of the Code, or any amendments or successor statute thereto, or with other applicable laws and regulations, the conflicting provision shall be deemed not to constitute and never to have constituted a part of the Declaration; provided, however, that such determination shall not affect any of the remaining provisions of the Declaration or render invalid or improper any action taken or omitted prior to such determination.

               (b) If any provision of the Declaration shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall apply only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of the Declaration in any jurisdic-tion.

               Section 10.6 Use of the Name "BlackRock". BlackRock has consented to the use by the Trust of the identifying word or name "BlackRock" in the name of the Trust. Such consent is conditioned upon the employment of BlackRock, its successors or any Affiliate thereof, as Manager of the Trust. The name or identifying word "BlackRock" may be used from time to time in other connections and for other purposes by BlackRock or Affiliated entities. BlackRock may require the Trust to cease using "BlackRock" in the name of the Trust if the Trust ceases to employ, for any reason, BlackRock, an Affiliate, or any successor to BlackRock as Manager of the Trust.


               IN WITNESS WHEREOF, the undersigned has caused these presents to be executed as of the day and year first above written.

/s/ Laurence D. Fink                               /s/ Donald G. Drapkin
-------------------------                          --------------------------
Laurence D. Fink                                   Donald G. Drapkin
being a member of the                              being a member of the
Board of Trustees of the                           Board of Trustees of the
Trust                                              Trust

/s/ Kendrick R. Wilson, III
--------------------------
Kendrick R. Wilson, III
being a member of the
Board of Trustees of the
Trust



State of          )
                  )  ss:
County of         )

               Then personally appeared before me Laurence D. Fink, Kendrick R. Wilson, III, and Donald G. Drapkin who acknowledged the foregoing instrument to be his free act and deed and the free act and deed of the Trustee of BlackRock MQE Investors.

               Before me,


               ------------------------
               Notary Public


My Commission Expires:  ___________________